Exhibit 4.1

BC No.: 2059501

Harden Technologies Inc.

NAME AND ADDRESS OF SHAREHOLDER	CERTIFICATE NUMBER	DISTINCTIVE NUMBERS		PAR VALUE PER SHARE
		FROM	TO	US$0.001

	DATE OF ISSUE	NO. OF SHARE(S)		CONSIDERATION PAID

SHARE CERTIFICATE

OF

Harden Technologies Inc.

BC No.: 2059501

INCORPORATED IN THE BRITISH VIRGIN ISLANDS

Authorised Shares: a maximum of 10,000,000 shares of US$0.001 par value each

THIS IS TO CERTIFY THAT THE UNDERMENTIONED PERSON IS THE REGISTERED HOLDER OF THE SHARES SPECIFIED HEREUNDER SUBJECT TO THE RULES AND LAWS GOVERNING THE ADMINISTRATION OF THE COMPANY

SHAREHOLDER	NO. OF SHARE(S)	DISTINCTIVE NUMBERS		CERTIFICATE NUMBER	DATE OF ISSUE
		FROM	TO

GIVEN UNDER THE COMMON SEAL OF THE COMPANY ON THE DATE STATED ABOVE AND IN THE PRESENCE OF

DIRECTOR	OFFICER